SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Kennedy-Wilson Holdings, Inc.

(Name of Issuer)

Common Stock, $0.0001 Par Value

(Title of Class of Securities)

489398107

(CUSIP Number)

Paul Rivett

President

Fairfax Financial Holdings Limited

95 Wellington Street West, Suite 800

Toronto, Ontario, Canada, M5J 2N7

Telephone: (416) 367-4941

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

- With a copy to -

Jason R. Lehner

Shearman & Sterling LLP

Commerce Court West

199 Bay Street, Suite 4405

Toronto, Ontario M5L 1E8

Telephone (416) 360-8484

January 26, 2015

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 11,500,072

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,500,072

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500,072

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.8%

14	Type of Reporting Person IN

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 1109519 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 11,500,072

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,500,072

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500,072

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.8%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 11,500,072

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,500,072

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500,072

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.8%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) 810679 ONTARIO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 11,500,072

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,500,072

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500,072

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.8%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 11,500,072

	9	Sole Dispositive Power

	10	Shared Dispositive Power 11,500,072

11	Aggregate Amount Beneficially Owned by Each Reporting Person 11,500,072

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 10.8%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,281,845

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,281,845

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,281,845

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (BARBADOS) INTERNATIONAL CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 968,606

	9	Sole Dispositive Power

	10	Shared Dispositive Power 968,606

11	Aggregate Amount Beneficially Owned by Each Reporting Person 968,606

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 10,275,608

	9	Sole Dispositive Power

	10	Shared Dispositive Power 10,275,608

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,275,608

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 9.7%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH NATIONAL INSURANCE CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,740,381

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,740,381

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,381

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ZENITH INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,740,381

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,740,381

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,740,381

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG HOLDINGS, INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,119,033

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,119,033

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,119,033

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,119,033

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,119,033

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,119,033

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) GENERAL FIDELITY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization SOUTH CAROLINA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,046,414

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,046,414

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,046,414

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AMERICAN SAFETY HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization GEORGIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,046,414

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,046,414

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,046,414

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AMERICAN SAFETY CASUALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization OKLAHOMA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,046,414

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,046,414

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,046,414

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) AMERICAN SAFETY INDEMNITY COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization OKLAHOMA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 627,800

	9	Sole Dispositive Power

	10	Shared Dispositive Power 627,800

11	Aggregate Amount Beneficially Owned by Each Reporting Person 627,800

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY GROUP INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 31,475

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,475

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,475

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT PREMIER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 31,475

	9	Sole Dispositive Power

	10	Shared Dispositive Power 31,475

11	Aggregate Amount Beneficially Owned by Each Reporting Person 31,475

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 2,707

	9	Sole Dispositive Power

	10	Shared Dispositive Power 2,707

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,707

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRMONT SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CALIFORNIA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 24,464

	9	Sole Dispositive Power

	10	Shared Dispositive Power 24,464

11	Aggregate Amount Beneficially Owned by Each Reporting Person 24,464

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 7,349,715

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,349,715

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,349,715

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 7,349,715

	9	Sole Dispositive Power

	10	Shared Dispositive Power 7,349,715

11	Aggregate Amount Beneficially Owned by Each Reporting Person 7,349,715

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 6.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 3,355,274

	9	Sole Dispositive Power

	10	Shared Dispositive Power 3,355,274

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,355,274

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 3.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 1,030,096

	9	Sole Dispositive Power

	10	Shared Dispositive Power 1,030,096

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,030,096

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) HUDSON SPECIALTY INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW YORK

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 201,450

	9	Sole Dispositive Power

	10	Shared Dispositive Power 201,450

11	Aggregate Amount Beneficially Owned by Each Reporting Person 201,450

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CLEARWATER SELECT INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 400,000

	9	Sole Dispositive Power

	10	Shared Dispositive Power 400,000

11	Aggregate Amount Beneficially Owned by Each Reporting Person 400,000

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.4%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) CRUM & FORSTER HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 66,479

	9	Sole Dispositive Power

	10	Shared Dispositive Power 66,479

11	Aggregate Amount Beneficially Owned by Each Reporting Person 66,479

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE NORTH RIVER INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization NEW JERSEY

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 9,621

	9	Sole Dispositive Power

	10	Shared Dispositive Power 9,621

11	Aggregate Amount Beneficially Owned by Each Reporting Person 9,621

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.0%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) UNITED STATES FIRE INSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 56,857

	9	Sole Dispositive Power

	10	Shared Dispositive Power 56,857

11	Aggregate Amount Beneficially Owned by Each Reporting Person 56,857

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) TIG INSURANCE (BARBADOS) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization BARBADOS

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 962,369

	9	Sole Dispositive Power

	10	Shared Dispositive Power 962,369

11	Aggregate Amount Beneficially Owned by Each Reporting Person 962,369

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (HOLDINGS) LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 483,481

	9	Sole Dispositive Power

	10	Shared Dispositive Power 483,481

11	Aggregate Amount Beneficially Owned by Each Reporting Person 483,481

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

CUSIP No. 489398107

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ADVENT CAPITAL (NO. 3) LIMITED.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Source of Funds OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e). ☐

6	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power

	8	Shared Voting Power 483,481

	9	Sole Dispositive Power

	10	Shared Dispositive Power 483,481

11	Aggregate Amount Beneficially Owned by Each Reporting Person 483,481

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person CO

This Amendment No. 2 amends the Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on August 20, 2010 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, Odyssey America Reinsurance Corporation (now known as Odyssey Reinsurance Company), Zenith Insurance Company, United States Fire Insurance Company and The North River Insurance Company (collectively, the “Original Reporting Persons”), as amended by a Schedule 13D/A filed on June 21, 2011 by the Original Reporting Persons.

This Amendment No. 2 to the Schedule 13D relates to the transfer within the Fairfax Group of Companies (as defined below) of shares of Kennedy-Wilson Holdings, Inc.’s (“Kennedy Wilson”) Series A Preferred Stock (the “Series A Preferred Stock”), shares of Kennedy Wilson’s Series B Preferred Stock (the “Series B Preferred Stock”, and together with the Series A Preferred Stock, the “Preferred Stock”) and shares of Kennedy Wilsons’s common stock, $0.0001 par value, issuable upon conversion of the Preferred Stock (the “Shares” and together with the Preferred Stock, the “Securities”) beneficially owned by the Reporting Persons (as defined below).

The following amendments to Items 2, 4, 5 and 7 of the Schedule 13D are hereby made:

Item 2.                                                         Identity and Background.

Item 2 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.                                      V. Prem Watsa, an individual, is a citizen of Canada and is the Chairman and Chief Executive Officer of Fairfax Financial Holdings Limited.  Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

2.                                      1109519 Ontario Limited (“1109519”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa.  1109519 is an investment holding company.  The principal business and principal office address of 1109519 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

3.                                      The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia, is controlled by V. Prem Watsa.  Sixty Two is an investment holding company.  The principal business and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia, Canada, V6C 3L3;

4.                                      810679 Ontario Limited (“810679”), a corporation incorporated under the laws of Ontario, is controlled by V. Prem Watsa.  810679 is an investment holding company.  The principal business and principal office address of 810679 is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

5.                                      Fairfax Financial Holdings Limited (“Fairfax” and, together with its subsidiaries, the “Fairfax Group of Companies”), a corporation incorporated under the laws of Canada, is controlled by V. Prem Watsa.  Fairfax is a financial services holding company.  The principal business and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.                                      FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada, is a wholly owned subsidiary of Fairfax. FFHL is a holding company.  The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

7.                                      Fairfax (Barbados) International Corp. (“FBIC”), a corporation established under the laws of Barbados, is a wholly-owned subsidiary of Fairfax.  FBIC is an investment holding company.  The principal business and principal office address of FBIC is #12 Pine Commercial, The Pine, St Michael, Barbados, WI, BB11103;

8.                                      Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. Fairfax US is a holding company. The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

9.                                      Zenith National Insurance Corp. (“ZNIC”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  ZNIC is a holding company.  The principal business and principal office address of ZNIC is 21255 Califa Street, Woodland Hills, California 91367-5021;

10.                               Zenith Insurance Company (“Zenith”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax.  The principal business of Zenith is workers’ compensation insurance.  The principal business and principal office address of Zenith is 21255 Califa Street, Woodland Hills, California 91367-5021;

11.                               TIG Holdings, Inc. (“TIGH”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  TIGH is a holding company.  The principal business and principal office address of TIGH is 250 Commercial Street, Suite 5000, Manchester, NH 03101;

12.                               TIG Insurance Company (“TIG”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax.  The principal business of TIG is property and casualty insurance.  The principal business and principal office address of TIG is 250 Commercial Street, Suite 5000, Manchester, NH 03101;

13.                               General Fidelity Insurance Company (“General Fidelity”), a corporation incorporated under the laws of South Carolina, is a wholly-owned subsidiary of Fairfax. The principal business of General Fidelity is property/casualty insurance. The principal business address and principal office address of General Fidelity is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

14.                               American Safety Holdings Corp. (“AS Holdings”), a corporation incorporated under the laws of Georgia, is a wholly-owned subsidiary of Fairfax. AS Holdings is a holding company . The principal business address and principal office address of AS Holdings is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

15.                               American Safety Casualty Insurance Company (“AS Casualty”), a corporation incorporated under the laws of Oklahoma, is a wholly-owned subsidiary of Fairfax. The principal business of AS Casualty is property and casualty insurance. The principal business address and principal office address of AS Casualty is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

16.                               American Safety Indemnity Company (“AS Indemnity”), a corporation incorporated under the laws of Oklahoma, is a wholly-owned subsidiary of Fairfax. The principal business of AS Indemnity is property and casualty insurance. The principal business address and principal office address of AS Indemnity is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

17.                               Fairmont Specialty Group Inc. (“FSG”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. FSG is a holding company. The principal business address and principal office address of FSG is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

18.                               Fairmont Premier Insurance Company (“FPIC”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. FPIC is a holding company. The principal business address and principal office address of FPIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

19.                               Fairmont Insurance Company (“FIC”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. The principal business of FIC is property and casualty insurance. The principal business address and principal office address of FIC is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

20.                               Fairmont Specialty Insurance Company (“Fairmont”), a corporation incorporated under the laws of California, is a wholly-owned subsidiary of Fairfax. The principal business of Fairmont is property and casualty insurance. The principal business address and principal office address of Fairmont is 250 Commercial Street, Suite 5000, Manchester, New Hampshire 03101;

21.                               Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey is a holding company.  The principal business and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

22.                               Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Odyssey Re is a holding company.  The principal business and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902;

23.                               Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Odyssey Reinsurance is reinsurance.  The principal business and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902;

24.                               Hudson Insurance Company (“Hudson”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  The principal business of Hudson is property and casualty insurance.  The principal business and principal office address of Hudson is 100 William St., New York, New York 10038;

25.                               Hudson Specialty Insurance Company (“HSIC”), a corporation incorporated under the laws of New York, is a wholly-owned subsidiary of Fairfax.  The principal business of HSIC is insurance.  The principal business and principal office address of HSIC is 100 William St., New York, New York 10038;

26.                               Clearwater Select Insurance Company (“Clearwater Select”), a corporation incorporated under the laws of Connecticut, is a wholly-owned subsidiary of Fairfax.  The principal business of Clearwater Select is property and casualty Insurance.  The principal business and principal office address of Clearwater Select is 300 First Stamford Place, Stamford, Connecticut 06902;

27.                               Crum & Forster Holdings Corp. (“Crum & Forster”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax.  Crum & Forster is a holding company. The principal business and principal office address of Crum & Forster is 305 Madison Avenue, Morristown, NJ 07962;

28.                               The North River Insurance Company (“North River”), a corporation incorporated under the laws of New Jersey, is a wholly-owned subsidiary of Fairfax. The principal business of North River is insurance. The principal business address and principal office address of North River is 305 Madison Avenue, Morristown, New Jersey 07962;

29.                               United States Fire Insurance Company (“US Fire”), a corporation incorporated under the laws of Delaware, is a wholly-owned subsidiary of Fairfax. The principal business of US Fire is property and casualty insurance. The principal business and principal office address of US Fire is 305 Madison Ave., Morristown, New Jersey 07962;

30.                               TIG Insurance (Barbados) Limited (“TIG Barbados”), a corporation incorporated under the laws of the Barbados, is a wholly-owned subsidiary of Fairfax.  The principal business of TIG Barbados is reinsurance.  The principal business address and principal office address of TIG Barbados is Pine Commercial Center, 12 Pine Commercial, The Pine, St. Michael, Barbados BB11103;

31.                               Advent Capital (Holdings) Ltd. (“Advent”), a corporation incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  Advent is a holding company.  The principal business address and principal office address of Advent is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom; and

32.                               Advent Capital (No. 3) Limited (“Advent No. 3”), a corporation incorporated under the laws of England and Wales, is a wholly-owned subsidiary of Fairfax.  The principal business of Advent No. 3 is property and casualty insurance.  The principal business address and principal office address of Advent No. 3 is 2 Minster Court, Mincing Lane, London EC3R 7BB, United Kingdom.

Neither the filing of this Schedule 13D nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, 1109519, Sixty Two, 810679, Fairfax, FFHL, FBIC, Fairfax US, ZNIC, Zenith, TIGH, TIG, General Fidelity, AS Holdings, AS Casualty, AS Indemnity, FSG, FPIC, FIC, Fairmont, Odyssey, Odyssey Re, Odyssey Reinsurance, Hudson, HSIC, Clearwater Select, Crum & Forster, North River, US Fire, TIG Barbados, Advent and

Advent No. 3 that it is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or for any other purpose, and such beneficial ownership is expressly disclaimed.

The name, present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted and the citizenship of each director and executive officer of each of the Reporting Persons is set forth in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD or EE as the case may be, and such Annexes are incorporated herein by reference.

Pursuant to Rule 13d-1(k) under the Exchange Act, the Reporting Persons have agreed to file jointly one statement with respect to their ownership of the Shares.

During the last five years, none of the Reporting Persons, and, to the best of each such Reporting Person’s knowledge, none of the executive officers or directors of such Reporting Person have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.”

Item 4.                                                         Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby amended in its entirety to read as follows:

“The Reporting Persons acquired the Shares for investment purposes.  One or more entities within the Fairfax Group of Companies, including one or more of the Reporting Persons, may determine to purchase additional securities of Kennedy Wilson in the open market or otherwise, depending upon price, market conditions, availability of funds, evaluation of alternative investments and other factors. While none of the Reporting Persons has any present plans to sell any Shares or other securities of Kennedy Wilson, one or more of them could determine, based upon the same set of factors listed above with respect to purchases, to sell some or all of such securities. Except as set forth below, the Reporting Persons have no intention to effect any of the transactions specified in Item 4 of Schedule 13D.

Under the Series B Purchase Agreement (as defined below), Kennedy Wilson has agreed to nominate a designee of Fairfax for election as a member of the Board of Directors of Kennedy Wilson, subject to certain conditions. Under the Shareholders Agreement (as defined below), certain stockholders of Kennedy Wilson have agreed to vote all of the shares of voting stock of Kennedy Wilson held by such stockholders in favor of such designee of Fairfax.”

Item 5.                                                         Interest in the Securities of the Issuer.

Item 5 of the Schedule 13D is hereby amended and restated in its entirety to read as follows:

“(a)         Based on the most recent information available, the aggregate number and percentage of the Shares (the securities identified by Item 1 of this Schedule 13D) that are beneficially owned by each of the Reporting Persons is set forth in boxes 11 and 13 of the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.  Shares reported as beneficially owned herein include Shares issuable upon conversion of the Preferred Stock.

(b)           The numbers of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 7, 8, 9 and 10, respectively, on the second part of the cover page to this Schedule 13D for each of the Reporting Persons, and such information is incorporated herein by reference.

(c)           None of the Reporting Persons, nor, to the best knowledge of the Reporting Persons, any person listed in Annex A, B, C, D, E, F, G, H, I, J, K, L, M, N, O, P, Q, R, S, T, U, V, W, X, Y, Z, AA, BB, CC, DD or EE beneficially owns, or has acquired or disposed of, any Shares during the last 60 days.

(d)           No person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Shares held by the Reporting Persons other than each of the Reporting Persons.

(e)           Not applicable.”

Item 7.                                                         Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is hereby amended and supplemented by the addition of the following exhibit to the end thereof:

“Ex. 2.2:                                                Joint filing agreement dated as of February 3, 2015 between V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company, Fairmont Specialty Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Select Insurance Company, Crum & Forster Holdings Corp., The North River Insurance Company, United States Fire Insurance Company, TIG Insurance (Barbados) Limited, Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited.”

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	V. Prem Watsa

/s/ V. Prem Watsa

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	1109519 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	810679 Ontario Limited

	By:	/s/ V. Prem Watsa
		Name:	V. Prem Watsa
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	FFHL Group Ltd.

	By:	/s/ Paul Rivett
		Name:	Paul Rivett
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax (Barbados) International Corp.

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Chairman

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairfax (US) Inc.

	By:	/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Treasurer, Secretary and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Zenith National Insurance Corp.

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Zenith Insurance Company

	By:	/s/ Michael Jansen
		Name:	Michael Jansen
		Title:	Executive Vice President, General Counsel and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	TIG Holdings, Inc.

	By:	/s/ Dorothy D. Whitaker
		Name:	Dorothy D. Whitaker
		Title:	Chairman, President and Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	TIG Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	General Fidelity Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	American Safety Holdings Corp.

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	American Safety Casualty Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	American Safety Indemnity Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Specialty Group Inc.

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Premier Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Fairmont Specialty Insurance Company

	By:	/s/ John J. Bator
		Name:	John J. Bator
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Odyssey US Holdings Inc.

	By:	/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Odyssey Re Holdings Corp.

	By:	/s/ Jan Christiansen
		Name:	Jan Christiansen
		Title:	Executive Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Odyssey Reinsurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Hudson Insurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Hudson Specialty Insurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Clearwater Select Insurance Company

	By:	/s/ Kirk M. Reische
		Name:	Kirk M. Reische
		Title:	Vice President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Crum & Forster Holdings Corp.

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	The North River Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	United States Fire Insurance Company

	By:	/s/ Paul W. Bassaline
		Name:	Paul W. Bassaline
		Title:	Senior Vice President, Chief Financial Officer, Treasurer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	TIG Insurance (Barbados) Limited

	By:	/s/ Ronald Schokking
		Name:	Ronald Schokking
		Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Advent Capital (Holdings) Ltd.

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 3, 2015	Advent Capital (No. 3) Limited

	By:	/s/ Neil Ewing
		Name:	Neil Ewing
		Title:	Company Secretary

Annex Index

Annex	Description

A	Directors and Executive Officers of 1109519 Ontario Limited

B	Directors and Executive Officers of The Sixty Two Investment Company Limited

C	Directors and Executive Officers of 810679 Ontario Limited

D	Directors and Executive Officers of Fairfax Financial Holdings Limited

E	Directors and Executive Officers of FFHL Group Ltd.

F	Directors and Executive Officers of Fairfax (Barbados) International Corp.

G	Directors and Executive Officers of Fairfax (US) Inc.

H	Directors and Executive Officers of Zenith National Insurance Corp.

I	Directors and Executive Officers of Zenith Insurance Company

J	Directors and Executive Officers of TIG Holdings, Inc.

K	Directors and Executive Officers of TIG Insurance Company

L	Directors and Executive Officers of General Fidelity Insurance Company

M	Directors and Executive Officers of American Safety Holdings Corp.

N	Directors and Executive Officers of American Safety Casualty Insurance Company

O	Directors and Executive Officers of American Safety Indemnity Company

P	Directors and Executive Officers of Fairmont Specialty Group Inc.

Q	Directors and Executive Officers of Fairmont Premier Insurance Company

R	Directors and Executive Officers of Fairmont Insurance Company

S	Directors and Executive Officers of Fairmont Specialty Insurance Company

T	Directors and Executive Officers of Odyssey US Holdings Inc.

U	Directors and Executive Officers of Odyssey Re Holdings Corp.

V	Directors and Executive Officers of Odyssey Reinsurance Company

W	Directors and Executive Officers of Hudson Insurance Company

X	Directors and Executive Officers of Hudson Specialty Insurance Company

Y	Directors and Executive Officers of Clearwater Select Insurance Company

Z	Directors and Executive Officers of Crum & Forster Holdings Corp.

AA	Directors and Executive Officers of The North River Insurance Company

BB	Directors and Executive Officers of United States Fire Insurance Company

CC	Directors and Executive Officers of TIG Insurance (Barbados) Limited

DD	Directors and Executive Officers of Advent Capital (Holdings) Ltd.

EE	Directors and Executive Officers of Advent Capital (No. 3) Limited

ANNEX A

DIRECTORS AND EXECUTIVE OFFICERS OF

1109519 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 1109519 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX B

DIRECTORS AND EXECUTIVE OFFICERS OF
THE SIXTY TWO INVESTMENT COMPANY LIMITED

The following table sets forth certain information with respect to the directors and executive officers of The Sixty Two Investment Company Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Secretary and Director)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX C

DIRECTORS AND EXECUTIVE OFFICERS OF

810679 ONTARIO LIMITED

The following table sets forth certain information with respect to the directors and executive officers of 810679 Ontario Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President, Secretary and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Assistant Secretary)	Vice President, Corporate Affairs, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX D

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX FINANCIAL HOLDINGS LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Fairfax Financial Holdings Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Anthony F. Griffiths (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Robert J. Gunn (Director)	Independent Business Consultant, Toronto, Ontario, Canada	Canada

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science, St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Alan D. Horn (Director)	Chairman, Rogers Communications Inc. and President and Chief Executive Officer, Rogers Telecommunications Limited 333 Bloor Street East Toronto, Ontario, M4W 1G9	Canada

John R. V. Palmer (Director)	Chairman, Toronto Leadership Centre 65 Queen Street West, Suite 1240 Toronto, ON M5H 2M5	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Timothy R. Price (Director)	Chairman of Brookfield Funds, Brookfield Asset Management Inc. Brookfield Place, Suite 300 181 Bay Street Toronto, ON M5J 2T3	Canada

John Varnell (Vice President, Corporate Development)	Vice President, Corporate Development, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President, Corporate Affairs and Corporate Secretary)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (President)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President, Strategic Investments)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Vice President and Chief Financial Officer)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Vice President and Chief Risk Officer)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Vice President, International Operations)	Vice President, International Operations, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Vinodh Loganadhan (Vice President, Administrative Services)	Vice President, Administrative Services, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	United States

ANNEX E

DIRECTORS AND EXECUTIVE OFFICERS OF

FFHL GROUP LTD.

The following table sets forth certain information with respect to the directors and executive officers of FFHL Group Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

V. Prem Watsa (President and Director)	Chairman and Chief Executive Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Bradley P. Martin (Vice President and Secretary)	Vice President, Strategic Investments, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX F

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (BARBADOS) INTERNATIONAL CORP.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (Barbados) International Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Lisl Lewis (Director)	Consultant, Port St. Charles, St. Peter, Barbados	Barbados

Alister O’Brien Campbell (Director)	Director (Retired Insurance Executive), Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Ronald Schokking (Chairman)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario, M5J 2N7	Canada

William Peter Douglas (Director)	Director, Wentworth Insurance Company Ltd.. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Ltd. Pine Commercial Centre #12 Pine Commercial The Pine, St. Michael Barbados BB11103	United States

ANNEX G

DIRECTORS AND EXECUTIVE OFFICERS OF
FAIRFAX (US) INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairfax (US) Inc..

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (President and Director)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

Eric P. Salsberg (Vice President and Director)	Vice President, Corporate Affairs and Corporate Secretary, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Dorothy D. Whitaker (Director, Treasurer and Secretary)	Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

ANNEX H

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH NATIONAL INSURANCE CORP.

The following table sets forth certain information with respect to the directors and executive officers of Zenith National Insurance Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, NY 10038	United States

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Kari L. Van Gundy (Director and Executive Vice President)	Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

William J. Owen (Executive Vice President, Chief Financial Officer & Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United Kingdom, United States

Davidson Matthew Pattiz (Executive Vice President & Chief Operating Officer)	Executive Vice President and Chief Operating Officer, Zenith National Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF

ZENITH INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Zenith Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Jack D. Miller (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Michael E. Jansen (Executive Vice President and General Counsel and Director)	Executive Vice President and General Counsel, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Kari L. Van Gundy (Chief Executive Officer and Director)	Chief Executive Officer and Director, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Jason T. Clarke (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Davidson M. Pattiz (Chief Operating Officer and Executive Vice President)	Executive Vice President of Claims, Zenith Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William J. Owen (Executive Vice President, Chief Financial Officer & Treasurer)	Executive Vice President, Chief Financial Officer and Treasurer, Zenith National Insurance Company 21255 Califa St. Woodland Hills, CA 91367	United Kingdom, United States

ANNEX J

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG HOLDINGS, INC.

The following table sets forth certain information with respect to the directors and executive officers of TIG Holdings, Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Dorothy D. Whitaker (Chairman, President and Secretary)	Director, Treasurer and Secretary, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

Ronald Schokking (Vice President and Treasurer)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Michael T. Bullen (Director, Chief Financial Officer and Treasurer)	Senior International Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, TX 75067	United States

Melody Spencer (Vice President)	Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, TX 75067	United States

Dennis McGovern (Vice President)	Senior Tax Manager, Fairfax (US) Inc. 2850 Lake Vista Drive, Ste. 150 Lewisville, TX 75067	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Sherryl Scott (Assistant Secretary)	Deputy General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX K

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX L

DIRECTORS AND EXECUTIVE OFFICERS OF

GENERAL FIDELITY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of General Fidelity Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, Secretary, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

ANNEX M

DIRECTORS AND EXECUTIVE OFFICERS OF

AMERICAN SAFETY HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of American Safety Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chief Executive Officer, Chairman, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Nina L. Caroselli (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX N

DIRECTORS AND EXECUTIVE OFFICERS OF

AMERICAN SAFETY CASUALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of American Safety Casualty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chief Executive Officer, Chairman, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel, Secretary and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

ANNEX O

DIRECTORS AND EXECUTIVE OFFICERS OF

AMERICAN SAFETY INDEMNITY COMPANY

The following table sets forth certain information with respect to the directors and executive officers of American Safety Indemnity Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chief Executive Officer, Chairman, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Nina L. Caroselli (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel and Director)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Henry W. Edmiston (Senior Vice President)	President, Fairfax (US), Inc. 2850 Lake Vista Drive, Suite 150 Lewisville, TX 75067	United States

ANNEX P

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT SPECIALTY GROUP INC.

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Specialty Group Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chief Executive Officer, Chairman, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Marc J. Adee (Director)	Director, Fairmont Specialty Insurance Group Inc. 10350 Richmond Avenue, Suites 250/300 Houston, TX 77042	United States

ANNEX Q

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT PREMIER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Premier Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX R

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX S

DIRECTORS AND EXECUTIVE OFFICERS OF

FAIRMONT SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Fairmont Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

John J. Bator (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Frank DeMaria (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Richard J. Fabian (Senior Vice President, General Counsel)	Senior Vice President and General Counsel, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

Nina L. Caroselli (Senior Vice President and Director)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

James K. Kelly (Senior Vice President)	Senior Vice President, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United States

ANNEX T

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY US HOLDINGS INC.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey US Holdings Inc.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman of the Board of Directors, President and Chief Executive Officer)	President, Chief Executive Officer and Director, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Corporate Secretary and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President, Chief Financial Officer, Controller and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

ANNEX U

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY RE HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Re Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Andrew A. Barnard (Chairman)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor, New York, New York 10038	United States

Brian D. Young (Director, President and Chief Executive Officer)	Director, President and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President and Chief Risk Officer)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Chief Financial Officer)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

Brandon W. Sweitzer (Director)	Dean, School of Risk Management, Insurance and Actuarial Science St. John’s University 101 Murray Street, Suite 438 New York, New York 10007-2165	United States

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX V

DIRECTORS AND EXECUTIVE OFFICERS OF

ODYSSEY REINSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Odyssey Reinsurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Michael G. Wacek (Executive Vice President, Chief Risk Officer and Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Executive Vice President and Director)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Senior Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Alaine R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Patrick E. Gentile (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Joseph A. Guardo (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Carl A. Overy (Executive Vice President)	Chief Executive Officer, London Market Division, Odyssey Reinsurance Company Suite 514, London Underwriting Centre, 3 Minister Court, Mincing Lane, London, EC3R 7DD	United Kingdom

Lucien Pietropoli (Executive Vice President)	Chief Executive Officer, Asia Pacific, Odyssey Reinsurance Company 1 Finlayson Green, # 17-00, Singapore 049246	France

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

ANNEX W

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President and Chief Operating Officer, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

Michael G. Wacek (Director)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Christopher T. Suarez (Executive Vice President and Chief Underwriting Officer)	Executive Vice President and Chief Underwriting Officer, Hudson Insurance Company. 100 William Street, 5th Floor, New York, New York 10038	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Alaine R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

James J. Hooghuis (Executive Vice President)	Executive Vice President and Chief Underwriting Officer, Financial Products, Hudson Insurance Group 176 Mineola Blvd., 2nd Floor Mineola, New York 11501	United States

ANNEX X

DIRECTORS AND EXECUTIVE OFFICERS OF

HUDSON SPECIALTY INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Hudson Specialty Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (President, Chief Operating Officer and Director)	President, Chief Operating Officer and Director, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Elizabeth A. Sander (Executive Vice President, Chief Actuary and Director)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher T. Suarez (Executive Vice President, Chief Underwriting Officer and Director)	Executive Vice President and Chief Underwriting Officer, Hudson Insurance Company. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Alaine R. Carey (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

James J. Hooghuis (Executive Vice President)	Executive Vice President, Hudson Insurance Group 176 Mineola Blvd., 2nd Floor Minneola, New York 11501	United States

Peter H. Lovell (Senior Vice President and Director)	Senior Vice President, General Counsel and Corporate Secretary, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

John F. Verbich (Senior Vice President, Chief Financial Officer and Director)	Senior Vice President and Chief Financial Officer, Hudson Insurance Company 100 William St., 5th Floor New York, New York 10038	United States

Anthony J. Slowski (Senior Vice President, Treasurer and Director)	Senior Vice President, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

ANNEX Y

DIRECTORS AND EXECUTIVE OFFICERS OF

CLEARWATER SELECT INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of Clearwater Select Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Brian D. Young (Chairman and Chief Executive Officer)	Chairman and Chief Executive Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Jan Christiansen (Director and Executive Vice President)	Executive Vice President and Chief Financial Officer, Odyssey Re Holdings Corp. 300 First Stamford Place Stamford, Connecticut 06902	Denmark

Michael G. Wacek (Director and Executive Vice President)	Executive Vice President and Chief Risk Officer, Odyssey Re Holdings Corp. 300 First Stamford Place, Stamford, Connecticut 06902	United States

Elizabeth A. Sander (Executive Vice President and Chief Actuary)	Executive Vice President and Chief Actuary, Odyssey Reinsurance Company 300 First Stamford Place, Stamford, Connecticut 06902	United States

Christopher L. Gallagher (Executive Vice President)	President, Chief Operating Officer and Director, Hudson Insurance Company 100 William St., 5th Floor, New York, New York 10038	United States

Brian D. Quinn (Executive Vice President)	Executive Vice President, Odyssey Reinsurance Company 300 Stamford Place, Stamford, CT 06902	United States

ANNEX Z

DIRECTORS AND EXECUTIVE OFFICERS OF

CRUM & FORSTER HOLDINGS CORP.

The following table sets forth certain information with respect to the directors and executive officers of Crum & Forster Holdings Corp.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

James V. Kraus (Secretary and Director)	Senior Vice President, General Counsel and Secretary, United States Fire Insurance Company 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

Andrew A. Barnard (Director)	President and Chief Operating Officer, Fairfax Insurance Group 100 William Street, 5th Floor New York, NY 10038	United States

David Bonham (Director)	Vice President and Chief Financial Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Peter Clarke (Director)	Vice President and Chief Risk Officer, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

Paul Rivett (Director)	President, Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario M5J 2N7	Canada

ANNEX AA

DIRECTORS AND EXECUTIVE OFFICERS OF

THE NORTH RIVER INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of The North River Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President and Chief Operating Officer, United States Fire Insurance Company, 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX BB

DIRECTORS AND EXECUTIVE OFFICERS OF

UNITED STATES FIRE INSURANCE COMPANY

The following table sets forth certain information with respect to the directors and executive officers of United States Fire Insurance Company.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Marc J. Adee (President, Chief Executive Officer, Chairman and Director)	President, Chief Executive Officer and Chairman, Crum & Forster Holdings Corp. and various other insurance subsidiaries, 305 Madison Avenue Morristown, NJ 07962	United States

Stephen M. Mulready (Executive Vice President, Chief Operating Officer and Director)	Executive Vice President and Chief Operating Officier, United States Fire Insurance Company, 305 Madison Avenue Morristown, NJ 07962	United States

Paul W. Bassaline (Senior Vice President, Chief Financial Officer, Treasurer and Director)	Senior Vice President, Chief Financial Officer and Treasurer, Crum & Forster Holdings Corp. 305 Madison Avenue Morristown, NJ 07962	United States

ANNEX CC

DIRECTORS AND EXECUTIVE OFFICERS OF

TIG INSURANCE (BARBADOS) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of TIG Insurance (Barbados) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nicholas C. Bentley (Chairman, Chief Executive Officer, President and Director)	Manager, President and Chief Executive Officer, RiverStone Resources LLC 250 Commercial Street, Suite 5000 Manchester, NH 03101	United Kingdom

Ronald Schokking (Director)	Vice President and Treasurer, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Jean Cloutier (Director)	Vice President and Chief Actuary, Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario M5J 2N7	Canada

Lisl Lewis (Director)	Consultant, Suite B, Port St. Charles St. Peter, Barbados BB26013	Barbados

Alister O’Brien Campbell (Director)	Director, Wentworth Insurance Company Limited Pine Commercial Centre The Pine, St. Michael, Barbados B11103	Barbados

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

William Peter Douglas (Director)	Director, Wentworth Insurance Company Limited Pine Commercial Centre The Pine, St. Michael, Barbados B11103	Barbados

Janice Burke (Vice President and General Manager)	Vice President and General Manager, Wentworth Insurance Company Limited Pine Commercial Centre The Pine, St. Michael, Barbados B11103	United States

ANNEX DD

DIRECTORS AND EXECUTIVE OFFICERS OF
ADVENT CAPITAL (HOLDINGS) LTD

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (Holdings) Ltd.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Nigel P. Fitzgerald (Chief Executive Officer and Director)	Chief Executive Officer and Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	Australia

Trevor Ambridge (Chief Risk Officer and Director)	Chief Risk Officer and Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	Canada

Philip Green (Chief Financial Officer and Director)	Chief Financial Officer and Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Jean Cloutier (Non-Executive Director)	Non-Executive Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	Canada

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Neil Ewing (Company Secretary)	Company Secretary, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

ANNEX EE

DIRECTORS AND EXECUTIVE OFFICERS OF
ADVENT CAPITAL (NO. 3) LIMITED

The following table sets forth certain information with respect to the directors and executive officers of Advent Capital (No. 3) Limited.

Name	Present Principal Occupation or Employment and the Name, Principal Business and Address of any Corporation or other Organization in which such employment is conducted	Citizenship

Trevor Ambridge (Director)	Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	Canada

Philip Green (Director)	Director, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Neil Ewing (Company Secretary)	Company Secretary, Advent Capital (Holdings) Ltd. No. 2 Minster Court Mincing Lane London EC3R 7BB	United Kingdom

Exhibit Index

Exhibit No.	Description

Ex. 2.2:

Joint filing agreement dated as of February 3, 2015 between V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Fairfax (Barbados) International Corp., Fairfax (US) Inc., Zenith National Insurance Corp., Zenith Insurance Company, TIG Holdings, Inc., TIG Insurance Company, General Fidelity Insurance Company, American Safety Holdings Corp., American Safety Casualty Insurance Company, American Safety Indemnity Company, Fairmont Specialty Group Inc., Fairmont Premier Insurance Company, Fairmont Insurance Company, Fairmont Specialty Insurance Company, Odyssey US Holdings Inc., Odyssey Re Holdings Corp., Odyssey Reinsurance Company, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Select Insurance Company, Crum & Forster Holdings Corp., The North River Insurance Company, United States Fire Insurance Company, TIG Insurance (Barbados) Limited, Advent Capital (Holdings) Ltd. and Advent Capital (No. 3) Limited.